[TREEV Logo]                                                  NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:

CE Computer Equipment Aktiengesellschaft       TREEV, Inc

Kerstin Kohl                                   Brian Hajost
Manager, Investor Relations                    Executive Vice President
Phone: +49 (0) 521/9318-288                    Finance and Corporate Development
Email: k.kohl@ce-ag.com                        Phone: (703) 904-3185
       ----------------
                                               Email: bhajost@treev.com

                  TREEV AND CE COMPUTER EQUIPMENT AG AMEND AND

                            RESTATE MERGER AGREEMENT

BIELEFELD, GERMANY AND HERNDON, VIRGINIA, May 9, 2000 -- CE Computer Equipment AG (Neuer Markt/Symbol: cee) and TREEV, Inc. (NASDAQ/NMS: TREV) today announced that, following extensive review with their independent public accountants, they have concluded that CE will not account for its pending acquisition of TREEV as a pooling-of-interests under applicable U.S. accounting rules.

As previously announced, CE and TREEV entered into a merger agreement in November 1999 which provided that CE would acquire TREEV in a transaction that was conditional on its being accounted for as a pooling of interests. CE and TREEV have amended and restated the merger agreement as of May 8, 2000 to reflect that they no longer intend to account for the transaction as a pooling of interests and expect that CE will account for the acquisition as a purchase transaction. As previously announced, CE will issue a total of 1,330,000 Ordinary Shares in the form of American Depositary Shares (ADSs) in exchange for the outstanding shares of TREEV Common Stock and Preferred Stock and for the outstanding warrants and options for TREEV Common Stock.

The merger is subject to governmental and shareholder approvals and customary closing conditions and is expected to be completed during the third quarter of 2000. Stockholders owning more than 33% of TREEV's common stock have agreed to vote their shares in favor of the merger.

About CE Computer Equipment AG

For more than ten years, CE Computer Equipment AG has successfully developed and distributed imaging and document management systems. In Europe, the enterprise is among the leading providers in this sector which is the fastest growing within the IT industry. Customers of CE Computer Equipment include banking houses, savings banks and insurance companies, public utilities as well as industrial and trading companies and public administration institutions with a total of more than 1,500 installations. CE Computer Equipment currently employs about 380 specialists group-wide. With headquarters in Bielefeld (Germany), CE Computer Equipment also operates from branch offices in Munich, Stuttgart, Ratingen, Berlin and Hanover. In addition, CE Computer Equipment is also represented in Spain and is planning to establish further branch offices in Great Britain, France, and Italy. The group comprises several subsidiaries extending the range of CE Computer Equipment's services to the growth sectors of messaging and health care.

For additional information about CE Computer Equipment's products and services, please call Kerstin Kohl (+49 521 9318 288), or visit CE Computer Equipment's Web site at www.ce-ag.com.

About TREEV

TREEV enables customers to extend their mission-critical application investments by applying stored information content to business processes. TREEV's patented technologies are exemplified by TREEV 2000(TM), its standards-based component architecture consisting of eTREEV(TM) (document Web portal), DocuTREEV(TM) (document management), DataTREEV(TM) (COLD/ERM), AutoTREEV(TM) (workflow) and OmniTREEV(TM) (content management). Headquartered in Herndon, Virginia, TREEV employs over 200 technology and services experts with over 2,000 customer installations worldwide. For additional information about TREEV's products and services, please call (800) 254-0994, or visit TREEV's Web site at www.treev.com.

TREEV(R) is a registered trademark and eTREEV(TM), TREEV 2000(TM), DocuTREEV(TM), DataTREEV(TM), AutoTREEV(TM) and OmniTREEV(TM) are trademarks of TREEV, Inc. All other products and brand names are trademarks or registered trademarks of their respective owners.

Statements made in this release that state beliefs or expectations of CE Computer Equipment, TREEV, or other respective managements and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the actual results and events could differ materially from those contained in or implied by such forward-looking statements.